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                                                                     Exhibit 3.4

        Amended and Restated Articles of Incorporation of GameStop, Inc.

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                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                    ARTICLE I

     The name of the Corporation is Gamestop, Inc.

                                   ARTICLE II

     The registered office of the Corporation is located at 10120 West 76th Street, Eden Prairie, Minnesota 55344.

                                   ARTICLE III

     1. The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is 15,000,000 shares, which shall consist of 14,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

          A. Of the 14,000,000 shares of Common Stock herein authorized, 1,000,000 shares shall be designated Class A Common Stock with full voting rights and 13,000,000 shares shall be designated Class B Common Stock with no voting rights other than as required by law. With the exception of voting rights, the rights, preferences and limitations of the Class A Common Stock and the Class B Common Stock are equal and identical in all respects.

          B. All Common Stock outstanding as of the date of the filing hereof is, automatically and without any further action on the part of the Board of Directors or shareholders of the Corporation, reclassified to be Class A Common Stock, par value $.01 per share, and all stock certificates evidencing such shares shall represent the same number of shares of Class A Common Stock.

     2. The Board of Directors may, from time to time, establish by resolution one or more classes or series of shares of Preferred Stock, setting forth the designation of each such class or series and fixing the relative rights and preferences of each such class or series.

     3. The Board of Directors shall have the authority to issue shares of Common Stock to the holders of shares of Common Stock and to the holders of shares of any class or series of Preferred Stock and to issue shares of any class or series of Preferred Stock to the holders of shares of Common Stock and to the holders of shares of any class or series of Preferred Stock, in any case, for any purpose.

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     4. No shareholder of the Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or any similar provisions of future law) to subscribe for, purchase or acquire (i) any shares of the Corporation of any class or series, whether unissued or now or hereafter authorized, or (ii) any obligations or other securities convertible into or exchangeable for (or that carry any other right to acquire) any such shares, securities or obligations, or (iii) any other rights to purchase any such shares, securities or obligations. The Corporation shall have the power, however, in its discretion to grant such rights by agreement or other instrument to any person or persons (whether or not they are shareholders).

     5. No shareholder of the Corporation shall be entitled to any cumulative voting rights.

                                   ARTICLE IV

     Any action required or permitted to be taken by the Board of Directors of the Corporation may be taken by written action signed by the number of directors that would be required to take the same action at, a meeting of the Board of Directors of the Corporation at which all directors are present, except as to those actions requiring shareholder approval.

                                    ARTICLE V

     To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                         STATE OF MINNESOTA
                                        DEPARTMENT OF STATE
                                               FILED

                                             DEC 5 2000


                                        /s/ Illegible
                                        ----------------------------------------
                                        SECRETARY OF STATE


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